FOR IMMEDIATE RELEASE
October 21, 2014
WashingtonFirst Bankshares Inc. Reports Record Quarterly Earnings and Record Loan Growth
RESTON, VA - Today WashingtonFirst Bankshares Inc. (NASDAQ: WFBI) (the "Company"), the holding company for WashingtonFirst Bank (the "Bank"), reports unaudited consolidated net income to common shareholders for the three months ended September 30, 2014 of $2.8 million ($0.33 per diluted common share) compared to $2.1 million ($0.26 per diluted common share) for the three months ended September 30, 2013. For the nine months ended September 30, 2014, net income available to common shareholders was $6.7 million ($0.81 per diluted common share) compared to $5.0 million ($0.62 per common share) for the nine months ended September 30, 2013. Per-share amounts have been adjusted to give retroactive effect to all stock dividends.
Management attributed the increase in earnings to sustained organic growth and the completion of the Millennium Transaction in the first quarter of 2014. Shaza Andersen, President & CEO of the Company, said "I am thrilled to announce once again, record quarterly earnings for Bank. I am also pleased to announce net loan growth of $72.1 million during the third quarter - also a record for the Bank - a result stemming from the strategic expansion of our lending team. The Millennium Transaction continues to prove to be accretive to earnings as anticipated and we remain proud of the Bank's low level of non-performing assets."

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Performance Ratios:
Return on average assets (1)	0.87%	0.80%	0.74%	0.65%
Return on average shareholders' equity (1)	9.93%	8.06%	8.20%	6.56%
Return on average common equity (1)	11.35%	9.49%	9.49%	7.70%
Yield on average interest-earning assets (1)	4.48%	4.41%	4.42%	4.49%
Rate on average interest-earning liabilities (1)	0.84%	0.81%	0.82%	0.86%
Net interest spread (1)	3.64%	3.60%	3.60%	3.63%
Net interest margin (1)	3.88%	3.84%	3.84%	3.88%
Efficiency ratio	64.93%	60.22%	67.04%	64.60%
Per Share Data:
Basic earnings per common share (2)	$0.34	$0.27	$0.83	$0.63
Fully diluted earnings per common share (2)	$0.33	$0.26	$0.81	$0.62
Weighted average basic shares outstanding (2)	8,118,122	8,025,349	8,085,517	7,991,327
Weighted average diluted shares outstanding (2)	8,346,793	8,145,073	8,310,592	8,091,275
(1) Annualized.
(2) Retroactively adjusted to reflect the effect of all stock dividends.

Balance Sheet and Capital
As of September 30, 2014, total assets were $1.3 billion, compared to $1.1 billion as of December 31, 2013. Total loans held for investment, net of allowance, increased $184.4 million (22.2 percent) from December 31, 2013 to September 30, 2014. Of this increase, approximately $51.3 million was due to the Millennium Transaction in the first quarter 2014, with the remaining $133.1 million attributable to organic loan production. Total deposits increased $177.5 million (18.7 percent) from December 31, 2013 to September 30, 2014. Of this increase, $55.9 million is attributable to net organic growth and$121.6 million is a result of the Millennium Transaction. Tier 1 capital decreased $0.7 million to $112.1 million as of September 30, 2014, compared to $112.8 million as of December 31, 2013, primarily due to the redemption of 25 percent ($4.4 million) of the $17.8 million outstanding shares of Series D Preferred Stock that had been issued through the Company's participation in the Small Business Lending Fund. Additionally, the goodwill recognized in the first quarter 2014 decreased Tier 1 capital by $2.6 million. These decreases were partially offset by current earnings and stock option exercises.

	September 30, 2014	December 31, 2013
Capital Ratios:
Total risk-based capital ratio	11.37%	14.05%
Tier 1 risk-based capital ratio	10.31%	12.80%
Tier 1 leverage ratio	8.73%	10.53%
Tangible common equity to tangible assets	6.84%	7.64%
Per Share Capital Data:
Book value per common share (1)	$12.04	$11.18
Tangible book value per common share (1)	$11.18	$10.69
Common shares outstanding (1)	8,122,541	8,030,581
(1) Retroactively adjusted to reflect the effect of all stock dividends.
Asset Quality
Non-performing assets totaled $11.7 million as of September 30, 2014, compared to $22.3 million as of December 31, 2013. The $10.6 million decrease in non-performing assets is attributable to management's efforts to resolve non-performing loans and to dispose of OREO properties. Net charge-offs were $0.3 million (0.10 percent of average loans, annualized) and $1.8 million (0.26 percent) for the three and nine months ended September 30, 2014, respectively, compared to $0.2 million (0.12 percent) and $2.6 million (0.45 percent) for the three and nine months ended September 30, 2013.

	September 30, 2014	December 31, 2013
	(dollars in thousands)
Non-accrual loans	$8,558	$15,087
90+ days past due still accruing	157	—
Trouble debt restructurings still accruing	1,807	5,715
Other real estate owned	1,161	1,463
Total non-performing assets	$11,683	$22,265

Allowance for loan losses to loans held for investment	0.88%	1.02%
Non-GAAP adjusted allowance for loan losses to loans held for investment	1.58%	1.67%
Allowance for loan losses to non-accrual loans	104.86%	56.57%
Allowance for loan losses to non-performing assets	76.81%	38.33%
Non-performing assets to total assets	0.87%	1.97%

The Company’s allowance for loan losses was 0.88 percent of total loans held for investment as of September 30, 2014, compared to 1.02 percent as of December 31, 2013. In connection with the acquisition of Alliance Bankshares Corporation in December 2012 and the Millennium Transaction in March 2014, the Company recorded acquired loans at fair market value which consisted of pricing and credit marks. The credit marks are negative purchase marks which are comparable to an allowance for loan losses. Therefore, the Non-GAAP adjusted allowance for loan losses to Non-GAAP adjusted total loans held for investment, which considers these marks similar to allowance for loan losses, was 1.58 percent as of September 30, 2014 compared to 1.67 percent as of December 31, 2013. Below is a reconciliation of the allowance for loan losses and related ratios to the non-GAAP adjusted allowance for loan losses and related ratios as of September 30, 2014 and December 31, 2013:

Reconciliation of GAAP Allowance Ratio to Non-GAAP Allowance Ratio
	September 30, 2014	December 31, 2013
	(dollars in thousands)
GAAP allowance for loan losses	$8,974	$8,534
GAAP loans held for investment, at amortized cost	1,022,937	838,120

GAAP allowance for loan losses to total loans	0.88%	1.02%

GAAP allowance for loan losses	$8,974	$8,534
Plus: Credit purchase accounting marks	7,284	5,538
Non-GAAP adjusted allowance for loan losses	$16,258	$14,072

GAAP loans held for investment, at amortized cost	$1,022,937	$838,120
Plus: Credit purchase accounting marks	7,284	5,538
Non-GAAP loans held for investment, at amortized cost	$1,030,221	$843,658

Non-GAAP adjusted allowance for loan losses to total loans	1.58%	1.67%

About The Company
The Company is the parent company of WashingtonFirst Bank, a $1.3 billion bank headquartered in Reston, VA. With 17 branches in the greater Washington, DC metropolitan area, WashingtonFirst is a community oriented bank that provides competitive financial services to local businesses and consumers. In the first quarter of 2014, the Bank acquired certain assets and assumed the deposits and certain liabilities of Millennium Bank in an FDIC-assisted transaction (the “Millennium Transaction”). For further information on the Millennium Transaction, see WashingtonFirst's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 13, 2014.
Cautionary Statements About Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operations and policies and regarding general economic conditions. These forward-looking statements include, but are not limited to, statements about the Company’s goals, intentions, earnings and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals. Additional forward-looking statements are included regarding the acquisitions made by the Company. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon the beliefs of the management of the Company as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the Company’s market, and their impact on the operations, assets and earnings of the Company, interest rates and interest rate policy, competitive factors, judgments about the ability of the Company to successfully integrate its operations following significant transactions including, but not limited to, mergers and acquisitions, the ability to avoid customer dislocation during the period leading up to and following such transactions, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. The ability of the Company to declare and pay future dividends depends on a number of factors, including but not limited to: Board of Directors’ and regulatory approval, regulatory capital requirements, future earnings and cash flow of the Company, regulatory changes and general economic conditions, our ability to successfully manage and integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto. Readers are cautioned against placing undue reliance on such forward-looking statements. Past results are not necessarily indicative of future performance. The Company assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.
Additional documents are available free of charge at the SEC’s web site, www.sec.gov and on the Company’s website at www.wfbi.com under the tab “About the Bank” and then under the heading “Investor Relations” or by contacting the Company’s Investor Relations Department at 11921 Freedom Drive, Suite 250, Reston, VA 20190. You may also read and copy any reports, statements and other information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC. Information about the operation of the SEC Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.
Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement dated April 29, 2014 available on the SEC’s website at www.sec.gov.

WashingtonFirst Bankshares Inc.
Matthew R. Johnson, 703-840-2422
Executive Vice President & Chief Financial Officer
MJohnson@WFBI.com
www.WFBI.com

WashingtonFirst Bankshares, Inc.
Consolidated Balance Sheets
(unaudited)

	September 30, 2014	December 31, 2013
	(in thousands)
Assets:
Cash and cash equivalents:
Cash and due from bank balances	$3,285	$3,569
Federal funds sold	78,722	99,364
Interest bearing balances	18,755	6,231
Cash and cash equivalents	100,762	109,164
Investment securities, available-for-sale, at fair value	170,960	145,367
Other equity securities	4,336	3,530
Loans held for sale, at lower of cost or fair value	1,957	—
Loans held for investment:
Loans held for investment, at amortized cost	1,022,937	838,120
Allowance for loan losses	(8,974)	(8,534)
Total loans held for investment, net of allowance	1,013,963	829,586
Premises and equipment, net	6,008	5,395
Intangibles	6,937	3,943
Deferred tax asset, net	9,129	10,548
Accrued interest receivable	3,651	3,466
Other real estate owned	1,161	1,463
Bank-owned life insurance	13,049	10,283
Other assets	3,623	4,814
Total Assets	$1,335,536	$1,127,559
Liabilities and Shareholders' Equity:
Liabilities:
Non-interest bearing deposits	$322,186	$231,270
Interest bearing deposits	804,176	717,633
Total deposits	1,126,362	948,903
Other borrowings	14,397	10,157
FHLB advances	66,411	43,478
Long-term borrowings	9,984	9,854
Accrued interest payable	524	524
Other liabilities	6,733	7,039
Total Liabilities	1,224,411	1,019,955
Shareholders' Equity:
Preferred stock:
Series D, $5.00 par value, 13,347 and 17,796 shares issued and outstanding, respectively, 1% dividend	67	89
Additional paid-in capital - preferred	13,280	17,707
Common stock:
Common Stock Voting, $0.01 par value, 50,000,000 shares authorized, 6,971,365 and 6,552,136 shares issued and outstanding, respectively	70	66
Common Stock Non-Voting, $0.01 par value, 10,000,000 shares authorized, 1,151,176 and 1,096,359 shares issued and outstanding, respectively	12	10
Additional paid-in capital - common	92,238	85,636
Accumulated earnings	5,663	5,605
Accumulated other comprehensive loss related to available-for-sale securities	(205)	(1,509)
Total Shareholders’ Equity	111,125	107,604
Total Liabilities and Shareholders' Equity	$1,335,536	$1,127,559

WashingtonFirst Bankshares, Inc.
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
	(in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$13,464	$10,948	$37,658	$32,891
Interest and dividends on investments:
Taxable	727	501	2,122	1,407
Tax-exempt	26	39	112	115
Dividends on other equity securities	36	17	106	71
Interest on Federal funds sold and other short-term investments	89	89	249	250
Total interest and dividend income	14,342	11,594	40,247	34,734
Interest expense:
Interest on deposits	1,412	1,165	4,015	3,611
Interest on borrowings	466	326	1,242	1,044
Total interest expense	1,878	1,491	5,257	4,655
Net interest income	12,464	10,103	34,990	30,079
Provision for loan losses	900	1,800	2,205	3,875
Net interest income after provision for loan losses	11,564	8,303	32,785	26,204
Non-interest income:
Service charges on deposit accounts	120	141	352	391
Earnings on bank-owned life insurance	98	87	266	186
Gain on sale of other real estate owned, net	—	19	69	246
Gain on sale of loans, net	168	821	241	821
Gain/(loss) on sale of available-for-sale investment securities, net	22	—	166	(20)
Other operating income	143	187	425	423
Total non-interest income	551	1,255	1,519	2,047
Non-interest expense:
Compensation and employee benefits	4,793	3,432	13,390	10,087
Premises and equipment	1,417	1,381	4,342	4,150
Data processing	774	775	2,174	2,438
Professional fees	355	415	1,090	1,078
Other operating expenses	1,112	836	3,481	2,999
Total non-interest expense	8,451	6,839	24,477	20,752
Income before provision for income taxes	3,664	2,719	9,827	7,499
Provision for income taxes	833	579	2,958	2,356
Net income	2,831	2,140	6,869	5,143
Preferred stock dividends and accretion	(39)	(44)	(128)	(133)
Net income available to common shareholders	$2,792	$2,096	$6,741	$5,010

Earnings per common share:
Basic earnings per common share (1)	$0.34	$0.27	$0.83	$0.63
Fully diluted earnings per common share (1)	$0.33	$0.26	$0.81	$0.62
(1) Retroactively adjusted to reflect the effect of all stock dividends.